Exhibit 99.1
NEWS RELEASE

CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
info@creditriskmonitor.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor 2013 Operating Results

VALLEY COTTAGE, NY—March 7, 2014—CreditRiskMonitor (OTCQX: CRMZ) reported that for the year ended December 31, 2013 revenues increased 7% to $11.84 million compared to fiscal 2012, while income from operations was $0.62 million versus $0.97 million in the prior year. Cash, cash equivalents and marketable securities at the end of 2013 decreased to $8.05 million from the 2012 year-end balance of $8.15 million.

Jerry Flum, CEO, said, “We’re continuing to follow our long-term business strategy of investing in infrastructure and new data content to make our product more attractive, realizing that while this strategy reduces our profitability in the short-term it will enhance our long-term prospects. Additionally, we continue to be debt-free and our strong balance sheet provides us with financial flexibility to manage our company to achieve our long-term goals.”

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012

Operating revenues	$11,837,211	$11,062,619

Operating expenses:
Data and product costs	4,438,542	3,731,218
Selling, general and administrative expenses	6,611,687	6,206,917
Depreciation and amortization	168,080	150,069

Total operating expenses	11,218,309	10,088,204

Income from operations	618,902	974,415
Other income (expense), net	(38,560)	21,945

Income before income taxes	580,342	996,360
Provision for income taxes	(238,529)	(466,543)

Net income	$341,813	$529,817

Net income per share of common stock:

Basic	$0.04	$0.07

Diluted	$0.04	$0.06

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
DECEMBER 31, 2013 AND 2012

	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$6,649,432	$6,422,458
Marketable securities	1,398,022	1,725,633
Accounts receivable, net of allowance of $30,000	1,707,582	1,776,151
Other current assets	581,132	548,838

Total current assets	10,336,168	10,473,080

Property and equipment, net	422,682	260,438
Goodwill	1,954,460	1,954,460
Other assets	23,653	21,970

Total assets	$12,736,963	$12,709,948

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	$6,692,052	$6,978,797
Accounts payable	86,478	44,097
Accrued expenses	1,280,316	1,161,498

Total current liabilities	8,058,846	8,184,392

Deferred taxes on income	636,856	591,355
Other liabilities	5,099	5,190

Total liabilities	8,700,801	8,780,937

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	-	-
Common stock, $.01 par value; authorized 25,000,000 shares; issued and outstanding 7,958,564 and 7,946,462 shares, respectively	79,585	79,464
Additional paid-in capital	28,958,648	28,795,496
Accumulated deficit	(25,002,071)	(24,945,949)

Total stockholders’ equity	4,036,162	3,929,011

Total liabilities and stockholders’ equity	$12,736,963	$12,709,948

Overview

CreditRiskMonitor (http://www.crmz.com) is an Internet-based publisher of financial risk analysis and news, designed to save time for busy corporate credit and procurement/supply-chain professionals. The service offers comprehensive commercial credit reports covering over 40,000 public companies worldwide. Over 30% of the Fortune 1,000 already use CreditRiskMonitor’s timely news alerts and reports that feature detailed analyses of financial statements, ratio analysis and trend reports, peer analyses, as well as the Company’s  proprietary FRISK® scores.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words "anticipates", "estimates", “believes", "expects" or words of similar meaning, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as "risk factors" or otherwise in the Company's Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.